Exhibit 99.1

Designated Filer:	Hallmark Cards, Inc.
Issuer & Ticker Symbol:	Crown Media Holdings, Inc. (CRWN)
Date of Event Requiring Statement:	June 29, 2010

Notes:

(1)           On June 29, 2010, the transactions contemplated by the Master Recapitalization Agreement (the “Transactions”), dated February 26, 2010, by and among Hallmark Cards, Incorporated, a Missouri corporation (“Hallmark Cards”), H C Crown Corp., a Delaware corporation (“HCC”), Hallmark Entertainment Holdings, Inc., a Delaware corporation (“HEH”), Crown Media Holdings, Inc., a Delaware corporation (the “Issuer”), Crown Media United States, LLC and certain subsidiaries of the Issuer (the “Master Recapitalization Agreement”) were consummated.  The Transactions included the filing by the Issuer of its Second Amended and Restated Certificate of Incorporation (the “Second Amended Charter”), the merger of HEIC with and into the Issuer (the “HEIC Merger”) and the subsequent merger of HEH with and into the Issuer (the “HEH Merger”).  As a result of the Transactions:

Upon the filing of the Second Amended Charter, HEIC’s 30,670,422 shares of the Issuer’s Class B Common Stock were converted into an equivalent number of shares of Class A Common Stock for an aggregate of 83,817,071 shares of Class A Common Stock.  Upon consummation of the HEIC Merger, HEIC was merged into the Issuer and HEH received 69,929,225 shares of the Issuer’s Class A Common Stock in exchange for its stock in HEIC.  Upon consummation of the HEH Merger, HEH was merged into the Issuer and HCC received  69,929,225 shares of the Issuer’s Class A Common Stock in exchange for its stock in HEH.

(2)           Immediately following the closing of the Transactions described in Note 1, HCC held 69,997,656 shares of Class A Common Stock (including 69,929,225 shares of Class A Common Stock issued to HCC in connection with the Transactions described in Note 1 and 68,431 shares of Class A Common Stock that were held directly by HCC prior to such Transactions).

(3)           These securities are directly held by HCC.  H.A., Inc is the parent of HCC and Hallmark Cards is the parent of H.A., Inc.  Thus, the securities are held indirectly by Hallmark Cards and H.A., Inc.

(4)           As a result of the Transactions, pursuant to the Master Recapitalization Agreement, approximately $1,162 million of the HCC Debt (as defined in the Master Recapitalization Agreement) was converted into:  (i) $315 million principal amount of indebtedness issued pursuant to a new credit agreement (the “New Debt”), (ii) 185,000 shares of the Issuer’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) (see Note 6 below), with an initial liquidation preference of $1,000 per share; (iii) 254,887,860 shares of the Issuer’s Class A Common Stock (calculated as the HCC Debt less $500 million divided by the Conversion Price (calculated as $2.5969 pursuant to the Master Recapitalization Agreement)); and (iv) a cash payment of approximately $4.5 million.

(5)           Immediately following the closing of the Transactions described in Note 4, HCC held 324,885,516 shares of Class A Common Stock (including 254,887,860 shares of Class A Common Stock issued to HCC in connection with the Transactions described in Note 4, 69,929,225 shares of Class A Common Stock issued to HCC in connection with the Transactions described in Note 1 and 68,431 shares of Class A Common Stock that were held directly by HCC prior to such Transactions, but excluding shares of Class A Common Stock issuable upon conversion of the Series A Preferred Stock).

(6)           Each share of Series A Preferred Stock will become and remain convertible, at the option of the holder thereof, at the earlier of December 31, 2013, or upon a payment or refinancing by the Issuer of the New Debt, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Original Issue Price of such share of Series A Preferred Stock (which is equal to $1,000 per share (subject to future adjustments as provided in the Certificate of Designation for such Series A Preferred Stock) plus any accrued but unpaid cash dividends with respect to such share) by a conversion price initially equal to $2.5969 (subject to future adjustments as provided in the Certificate of Designation for such Series A Preferred Stock).  Assuming a conversion price of $2.5969, the shares of Series A Preferred were convertible into 71,238,785 shares of Class A Common Stock on June 29, 2010.

Hallmark Cards, Inc.

Crown Media Holdings, Inc.. (CRWN)

June 29, 2010

H.A., INC

By:

By:

By:	/s/ Dwight Arn		6/29/10
	Name:	Dwight Arn	Date
	Title:	Vice President

H C CROWN CORP.

By:

By:

By:	/s/ Dwight Arn		6/29/10
	Name:	Dwight Arn	Date
	Title:	Vice President